UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

January 28, 2010

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34154	26-3070657
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Seaport Boulevard
Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.

On January 28, 2010, Facet and Genmab MN, Inc. (“GMN”) entered into a letter agreement (the “Letter Agreement”) pursuant to which Facet and GMN agreed that the Clinical Drug Substance Supply Agreement, effective March 13, 2008, as amended March 17, 2009 and September 25, 2009, between Facet and GMN (the “Supply Agreement”), will terminate effective November 5, 2010.  On November 5, 2009, Genmab A/S, the parent of GMN, announced that it intends to sell its manufacturing facility located in Brooklyn Park, Minnesota (the “Facility”) and that it will operate the Facility on a maintenance-only mode with a small staff at the Facility until it agrees to a sale.  Under the Supply Agreement, GMN was obligated to manufacture for Facet and Facet was obligated to pay for the manufacture of at least three more lots of drug substance at the 10,000 liter bioreactor scale at the Facility and GMN was obligated to perform certain other related services for a fee.  Pursuant to the Letter Agreement, GMN will have no further obligation to Facet to manufacture additional lots of drug substance under the Supply Agreement and Facet will have no further obligation to order any lots of drug substance for manufacture at the Facility under the Supply Agreement.  GMN will refund to Facet the $4,875,000 in deposits that Facet previously made under the Supply Agreement with respect to the three 10,000 liter lot manufacturing obligation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2010	Facet Biotech Corporation

	By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary